Exhibit 99.1

This Exhibit to the Current Report on Form 8-K of Express Scripts Holding Company (the “Company”) includes Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 14, 2017, with amendments to Note 12 - Condensed consolidating financial information.

On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with Express Scripts, Inc. (“ESI”), Medco Health Solutions, Inc. (“Medco”), the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan in an outstanding aggregate principal amount of $2.625 billion.

In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the subsidiary guarantors (other than ESI and Medco) have been combined with the subsidiary non-guarantors within Note 12 - Condensed consolidating financial information. See Note 12 for further description of this change.

Except for matters noted above, no other information in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is being updated for events or developments that occurred subsequent to the filing with the SEC on February 14, 2017 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (of which Item 1 is refiled within this Current Report on Form 8-K) and other filings with the SEC. This Current Report on Form 8-K should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and such Quarterly Report on Form 10-Q and other filings. The Quarterly Report on Form 10-Q and other filings contain important information regarding events and developments of the Company that have occurred since the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Index

Documents filed as part of this Report:

The following report of independent registered public accounting firm and the Company’s consolidated financial statements are contained in Item 8 - Consolidated Financial Statements and Supplementary Data of this Report

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of December 31, 2016 and 2015

Consolidated Statement of Operations for the years ended December 31, 2016, 2015 and 2014

Consolidated Statement of Comprehensive Income for the years ended December 31, 2016, 2015 and 2014

Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31, 2016, 2015 and 2014

Consolidated Statement of Cash Flows for the years ended December 31, 2016, 2015 and 2014

Notes to Consolidated Financial Statements

Item 8 — Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Express Scripts Holding Company:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Express Scripts Holding Company and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016  in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule (not separately presented herein) listed in the index appearing under Item 15(a)(2) of the Company’s 2016 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not separately presented herein) appearing under Item 9A of the Company’s 2016 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
February 14, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in guarantor subsidiaries described in Note 12, as to which the date is November 14, 2017

EXPRESS SCRIPTS HOLDING COMPANY
CONSOLIDATED BALANCE SHEET

	December 31,
(in millions)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$3,077.2	$3,186.3
Receivables, net	7,062.1	6,721.3
Inventories	1,959.0	2,023.1
Prepaid expenses and other current assets	265.1	128.8
Total current assets	12,363.4	12,059.5
Property and equipment, net	1,273.6	1,291.3
Goodwill	29,277.8	29,277.3
Other intangible assets, net	8,636.9	10,469.7
Other assets	193.2	145.5
Total assets	$51,744.9	$53,243.3

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,836.9	$9,397.7
Accounts payable	3,875.7	3,451.8
Accrued expenses	2,993.2	2,659.4
Current maturities of long-term debt	722.3	1,646.4
Total current liabilities	16,428.1	17,155.3
Long-term debt	14,846.0	13,946.3
Deferred taxes	3,603.3	4,069.8
Other liabilities	623.7	691.4
Total liabilities	35,501.1	35,862.8
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 857.5 and 854.5, respectively; shares outstanding: 605.5 and 676.9, respectively	8.6	8.5
Additional paid-in capital	23,233.6	22,204.7
Accumulated other comprehensive loss	(12.3)	(14.0)
Retained earnings	11,801.2	8,396.8
	35,031.1	30,596.0
Common stock in treasury at cost, 252.0 and 177.6 shares, respectively	(18,795.1)	(13,223.2)
Total Express Scripts stockholders’ equity	16,236.0	17,372.8
Non-controlling interest	7.8	7.7
Total stockholders’ equity	16,243.8	17,380.5
Total liabilities and stockholders’ equity	$51,744.9	$53,243.3

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
(in millions, except per share data)	2016	2015	2014
Revenues(1)	$100,287.5	$101,751.8	$100,887.1
Cost of revenues(1)	91,667.0	93,349.9	92,962.0
Gross profit	8,620.5	8,401.9	7,925.1
Selling, general and administrative	3,532.7	4,062.6	4,322.7
Operating income	5,087.8	4,339.3	3,602.4
Other (expense) income:
Interest income and other	34.1	24.8	46.7
Interest expense and other	(694.8)	(500.3)	(582.9)
	(660.7)	(475.5)	(536.2)
Income before income taxes	4,427.1	3,863.8	3,066.2
Provision for income taxes	999.5	1,364.3	1,031.2
Net income	3,427.6	2,499.5	2,035.0
Less: Net income attributable to non-controlling interest	23.2	23.1	27.4
Net income attributable to Express Scripts	$3,404.4	$2,476.4	$2,007.6

Weighted-average number of common shares outstanding during the period:
Basic	626.9	689.0	750.3
Diluted	631.4	695.3	759.1
Earnings per share:
Basic	5.43	3.59	2.68
Diluted	5.39	3.56	2.64

(1)	Includes retail pharmacy co-payments of $8,569.2 million, $9,170.0 million and $10,272.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2016	2015	2014
Net income	$3,427.6	$2,499.5	$2,035.0
Other comprehensive income (loss):
Foreign currency translation adjustment	1.7	(16.1)	(9.6)
Comprehensive income	3,429.3	2,483.4	2,025.4
Less: Comprehensive income attributable to non-controlling interest	23.2	23.1	27.4
Comprehensive income attributable to Express Scripts	$3,406.1	$2,460.3	$1,998.0

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Treasury Stock	Non- controlling interest	Total
Balance at December 31, 2013	834.0	$8.3	$21,809.9	$11.7	$3,912.8	$(3,905.3)	$7.4	$21,844.8
Net income	—	—	—	—	2,007.6	—	27.4	2,035.0
Other comprehensive loss	—	—	—	(9.6)	—	—	—	(9.6)
Treasury stock acquired	—	—	149.9	—	—	(4,642.9)	—	(4,493.0)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	14.6	0.2	(35.4)	—	—	—	—	(35.2)
Amortization of unearned compensation under employee plans	—	—	111.0	—	—	—	—	111.0
Exercise of stock options	—	—	542.4	—	—	—	—	542.4
Tax benefit relating to employee stock compensation	—	—	93.6	—	—	—	—	93.6
Distributions to non-controlling interest	—	—	—	—	—	—	(25.0)	(25.0)
Balance at December 31, 2014	848.6	$8.5	$22,671.4	$2.1	$5,920.4	$(8,548.2)	$9.8	$20,064.0
Net income	—	—	—	—	2,476.4	—	23.1	2,499.5
Other comprehensive loss	—	—	—	(16.1)	—	—	—	(16.1)
Treasury stock acquired	—	—	(825.0)	—	—	(4,675.0)	—	(5,500.0)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	5.9	—	(30.0)	—	—	—	—	(30.0)
Amortization of unearned compensation under employee plans	—	—	117.1	—	—	—	—	117.1
Exercise of stock options	—	—	213.2	—	—	—	—	213.2
Tax benefit relating to employee stock compensation	—	—	58.0	—	—	—	—	58.0
Distributions to non-controlling interest	—	—	—	—	—	—	(25.2)	(25.2)
Balance at December 31, 2015	854.5	$8.5	$22,204.7	$(14.0)	$8,396.8	$(13,223.2)	$7.7	$17,380.5
Net income	—	—	—	—	3,404.4	—	23.2	3,427.6
Other comprehensive income	—	—	—	1.7	—	—	—	1.7
Treasury stock acquired	—	—	825.0	—	—	(5,571.9)	—	(4,746.9)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	3.0	0.1	(9.8)	—	—	—	—	(9.7)
Amortization of unearned compensation under employee plans	—	—	107.0	—	—	—	—	107.0
Exercise of stock options	—	—	95.5	—	—	—	—	95.5
Tax benefit relating to employee stock compensation	—	—	11.2	—	—	—	—	11.2
Distributions to non-controlling interest	—	—	—	—	—	—	(23.1)	(23.1)
Balance at December 31, 2016	857.5	$8.6	$23,233.6	$(12.3)	$11,801.2	$(18,795.1)	$7.8	$16,243.8

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in millions)	2016	2015	2014
Cash flows from operating activities:
Net income	$3,427.6	$2,499.5	$2,035.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,154.6	2,359.1	2,242.9
Deferred income taxes	(497.4)	(462.1)	(430.5)
Employee stock-based compensation expense	107.0	117.1	111.0
Other, net	(36.2)	(46.3)	(8.3)
Changes in operating assets and liabilities
Accounts receivable	(374.0)	(770.3)	(2,042.4)
Inventories	64.1	90.1	(242.1)
Other current and noncurrent assets	(137.5)	78.3	(170.0)
Claims and rebates payable	(560.8)	909.5	1,720.4
Accounts payable	436.4	318.3	271.7
Accrued expenses	404.2	(142.7)	948.9
Other current and noncurrent liabilities	(68.6)	(102.2)	112.4
Net cash flows provided by operating activities	4,919.4	4,848.3	4,549.0
Cash flows from investing activities:
Purchases of property and equipment	(330.4)	(295.9)	(436.6)
Other, net	(21.5)	27.4	24.7
Net cash used in investing activities	(351.9)	(268.5)	(411.9)
Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	5,986.8	5,500.0	2,490.1
Repayment of long-term debt	(5,932.5)	(3,390.8)	(2,834.3)
Treasury stock acquired	(4,746.9)	(5,500.0)	(4,493.0)
Net proceeds from employee stock plans	87.2	183.1	510.5
Excess tax benefit relating to employee stock-based compensation	13.0	58.2	94.0
Other, net	(85.4)	(67.5)	(57.0)
Net cash used in financing activities	(4,677.8)	(3,217.0)	(4,289.7)
Effect of foreign currency translation adjustment	1.2	(9.1)	(6.2)
Net (decrease) increase in cash and cash equivalents	(109.1)	1,353.7	(158.8)
Cash and cash equivalents at beginning of year	3,186.3	1,832.6	1,991.4
Cash and cash equivalents at end of year	$3,077.2	$3,186.3	$1,832.6
Supplemental data:
Cash paid during the year for:
Income tax payments, net of refunds	$1,543.0	$1,802.2	$1,310.9
Interest	509.9	518.1	529.4

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of significant accounting policies

Organization and operations. We are the largest stand-alone pharmacy benefit management (“PBM”) company in the United States, providing healthcare management and administration services on behalf of clients that include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. We report segments on the basis of the products and services we offer and have determined we have two reportable segments: PBM and Other Business Operations. Our integrated PBM services include clinical solutions, Express Scripts SafeGuardRx, specialized pharmacy care, home delivery pharmacy services, specialty pharmacy services, retail network pharmacy administration, benefit design consultation, drug utilization review, drug formulary management, Medicare, Medicaid and Public Exchange offerings, administration of a group purchasing organization and consumer health and drug information. Through our Other Business Operations segment, we provide distribution services of specialty pharmaceuticals and provide consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines.

Basis of presentation. The consolidated financial statements include our accounts and those of our consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies 20% to 50% owned are accounted for under the equity method. Certain amounts in prior years have been reclassified to conform to the current year presentation. The preparation of the consolidated financial statements conforms to generally accepted accounting principles in the United States and requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.

Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. We have banking relationships resulting in certain cash disbursement accounts being maintained by banks which do not hold our cash concentration accounts. As a result, cash disbursement accounts carrying negative book balances of $824.8 million and $745.8 million (representing outstanding checks not yet presented for payment) have been reclassified to claims and rebates payable and accounts payable, as appropriate, at December 31, 2016 and 2015, respectively. This reclassification restores balances to cash and current liabilities for liabilities to our vendors which have not been settled. No overdraft or unsecured short-term loan exists in relation to these negative balances.

Accounts receivable. The accounts receivable balance primarily includes amounts due from clients, third-party payors and members. Based on our revenue recognition policies described below, at the end of each period certain claims are unbilled. As of December 31, 2016 and 2015, unbilled receivables were $705.8 million and $2,045.2 million, respectively. Unbilled receivables are typically billed to clients within 30 days based on the contractual billing schedule agreed upon with the client.

Our primary reserves for credit loss in accounts receivable is our allowance for doubtful accounts of $75.0 million and $87.3 million for the years ended December 31, 2016 and 2015, respectively, which equals our estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Our allowance for doubtful accounts also reflects amounts associated with member premiums for our Medicare Part D product offerings. Receivables are written off against the allowances only upon determination that such amounts are not recoverable and all collection attempts have failed. We regularly review and analyze the adequacy of these allowances based on a variety of factors, including the age of the outstanding receivable and the collection history. When circumstances related to specific collection patterns change, estimates of the recoverability of receivables are adjusted.

As of December 31, 2016 and 2015, we have accounts receivable reserves of $115.2 million and $133.2 million, respectively, in our contractual allowance for certain receivables from third-party payors based on our collection experience. As of December 31, 2016 and 2015, we have accounts receivable reserves of $199.6 million and $194.7 million, respectively, which include discounts and claims adjustments issued to the customers in the form of client credits. Refer to our “Revenue recognition” section below for more information regarding these estimates that reduce revenue.

As a percent of accounts receivable, our accounts receivable reserves were 8.5% and 10.6% at December 31, 2016 and 2015, respectively. These percentages include the estimate for uncollectible rebates from manufacturers. Refer to our “Rebate accounting” section below for further discussion.

As of December 31, 2016 and 2015, we have an outstanding receivable balance of approximately $95.3 million and $170.5 million, respectively, from the state of Illinois. We have not recorded a reserve against this receivable, as it is associated with a state, which continues to make payments. We believe the full receivable balance will be realized.

Inventories. Inventories consist of prescription drugs and medical supplies which are stated at the lower of first-in first-out cost or market.

Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of 7 years for furniture and 3 to 5 years for equipment and purchased computer software. Buildings are amortized on a straight-line basis over estimated useful lives of 10 to 35 years. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, whichever is shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Research and development expenditures relating to the development of software for internal purposes are charged to expense until technological feasibility is established. Thereafter, the remaining software production costs up to the date placed into production are capitalized and included as property and equipment. Amortization of the capitalized amounts commences on the date placed into production and is computed on an individual product basis using the straight-line method over the remaining estimated economic life of the product, not to exceed more than 5 years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are expensed.

Marketable securities. All investments not included as cash and cash equivalents are accounted for in accordance with applicable accounting guidance for investments in debt and equity securities. Management determines the appropriate classification of our marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. All marketable securities at December 31, 2016 and 2015 were recorded in “Other assets” on our consolidated balance sheet (see Note 2 - Fair value measurements to our consolidated financial statements).

Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses included in earnings. We maintain our trading securities to offset changes in certain liabilities related to our deferred compensation plan described in Note 8 - Employee benefit plans and stock-based compensation plans to our consolidated financial statements.

Securities not classified as trading or held-to-maturity are classified as available-for-sale securities. Available-for-sale securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses reported through other comprehensive income, net of applicable taxes. We held no securities classified as available-for-sale at December 31, 2016 or 2015.

Impairment of long-lived assets. We evaluate whether events and circumstances have occurred which indicate the remaining estimated useful life of long-lived assets, including other intangible assets, may warrant revision or the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on a comparison of the fair value of the related assets to the carrying value using discount rates that reflect the inherent risk of the underlying business. Impairment losses, if any, would be recorded to the extent the carrying value of the assets exceeds the implied fair value resulting from this calculation.

Goodwill. Goodwill is evaluated for impairment annually during the fourth quarter or when events or circumstances occur indicating goodwill might be impaired. Goodwill impairment testing guidance provides an option to first assess qualitative factors to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount. We determine reporting units for the purpose of evaluating goodwill valuation based on component parts of our business one level below the segment level. Our reporting units represent businesses for which discrete financial information is available and reviewed regularly by segment management. When performing a qualitative assessment, we consider various events and circumstances in evaluating whether it is more likely than not the fair value of a reporting unit is less than its carrying amount and whether the first step of the goodwill impairment test (“Step 1”) is necessary. In 2016, we performed a qualitative assessment for approximately 99% of our goodwill as of December 31, 2016.

When performing Step 1, the measurement of possible impairment is based on a comparison of the fair value of each reporting unit to the carrying value of the reporting unit’s net assets. Impairment losses, if any, are determined based on the fair value of the individual assets and liabilities of the reporting unit, using discount rates that reflect the inherent risk of the underlying business. We record an impairment charge to the extent the carrying value of goodwill exceeds the implied fair value of goodwill resulting from this calculation. This valuation process involves assumptions based on management’s best estimates and judgments, which approximate the market conditions experienced for our reporting units at the time the impairment assessment is made. Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates. In 2016, we performed Step 1 for approximately 1% of our goodwill as of December 31, 2016.

No impairment existed for any of our reporting units at December 31, 2016, 2015 or 2014.

Other intangible assets. Other intangible assets include, but are not limited to, customer contracts and relationships and trade names. Customer contracts and relationships and trade names are valued at fair market value when acquired using the income method. Customer contracts and relationships intangible assets related to our acquisition of Medco Health Solutions, Inc. (“Medco”) are being amortized using a modified pattern of benefit method over an estimated useful life of 8 to 16 years. All other intangible assets, excluding legacy Express Scripts, Inc. (“ESI”) trade names which have an indefinite life, are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 10 to 20 years for customer-related intangibles, 10 years for trade names and 5 years for other intangible assets. The weighted-average amortization period of intangible assets subject to amortization is 15 years. See Note 4 - Goodwill and other intangible assets to our consolidated financial statements for further discussion of other intangible assets.

The customer contract related to our 10-year contract with Anthem Inc. (“Anthem”) under which we provide pharmacy benefit management services to Anthem and its designated affiliates (the “PBM agreement”) is being amortized using a modified pattern of benefit method over an estimated useful life of 10 years. When we executed our agreement with Anthem in 2009, we considered the overall structure of the agreement and the nature of our relationship with Anthem, including the complexity of the service level required, and attributed a reasonable likelihood of renewal at the end of its term in 2019. Accordingly, we amortized the agreement using a modified pattern of benefit over an estimated useful life of 15 years. However, due to the sequence of events regarding our discussions with Anthem, culminating in the filing of a lawsuit by Anthem on March 21, 2016, we felt it prudent to consider the increased likelihood of either non-renewal or renewal on substantially different terms such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a life of 10 years from the time the agreement was executed in 2009). Previously, we amortized the agreement over 15 years. Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increased intangible asset amortization by $105.6 million for 2016 and by approximately $126.7 million per year beginning in 2017 relative to the previous amortization schedule.

Self-insurance accruals. We may maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available, or, in our judgment, is not cost-effective, we maintain self-insurance accruals to reduce our exposure to future claims, legal costs, settlements, and judgments once such costs become both probable and estimable. Self-insured losses are accrued based on estimates of the aggregate liability for the costs of uninsured claims incurred using certain standard insurance industry actuarial assumptions (see Note 9 - Commitments and contingencies to our consolidated financial statements). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances any losses, in excess of our insurance and any self-insurance accruals, will not be material.

Fair value of financial instruments. Authoritative Financial Accounting Standards Board (“FASB”) guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

FASB guidance allows a company to elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, equity method investments, accounts payable, guarantees, issued debt and firm commitments. Currently, we have not elected to account for any of our eligible items using the fair value option. See Note 2 - Fair value measurements to our consolidated financial statements for a description of the fair values of our financial instruments.

Revenue recognition. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).

Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when drugs are shipped. At the time of shipment, our earnings process is complete; the obligation of our customer to pay for the drugs is fixed and, due to the nature of the product, the member may not return the drugs or receive a refund.

Revenues from our specialty pharmacies are from providing medications/pharmaceuticals for diseases that rely upon high-cost injectable, infused, oral or inhaled drugs which have sensitive handling and storage needs and providing fertility pharmaceuticals to providers and patients. Specialty revenues earned by our PBM segment are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Historically, adjustments to our original estimates have been immaterial. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends and are not material.

Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. These revenues include administrative fees received from these programs.

Revenues related to the dispensing of prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated administrative fees. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price as revenues. Although we generally do not have credit risk with respect to retail co-payments, the primary indicators of gross treatment are present. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount it is contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. We, not our clients, are obligated to pay the retail pharmacies in our networks the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. These factors indicate we are a principal and, as such, we record the total prescription price contracted with clients in revenues.

If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our administrative fees as revenue. For these clients, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or our cost of revenues.

In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, are included in revenues and cost of revenues.

Many of our contracts contain terms whereby we make certain financial and performance guarantees, including the minimum level of discounts or rebates a client may receive, generic utilization rates and various service guarantees. These clients may be entitled to the payment of performance penalties if we fail to meet a financial or service guarantee. Actual performance is compared to the guarantee for each measure throughout the period and accruals are recorded as an offset to revenues if we determine our performance against the guarantee indicates a potential liability. These estimates are adjusted to actual when the guarantee period ends and we have either met the guaranteed rate or paid amounts to clients. Historically, adjustments to our original estimates have been immaterial.

Revenues from our Other Business Operations segment are earned from the distribution of specialty pharmaceuticals and medical supplies to providers, clinics and hospitals, performance-oriented fees paid by specialty pharmacy manufacturers, revenues from late-stage clinical trials, risk management and drug safety services associated with UBC and other non-product related revenues.

Revenues from distribution activities are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances, which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may affect the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends and are not material.

Rebate accounting. We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates and administrative fees earned for the administration of this program, performed in conjunction with claims processing and home delivery services provided to clients, are recorded as a reduction of cost of revenues and the portion of the rebate and administrative fees payable to customers is treated as a reduction of revenues. The portion of rebates and administrative fees payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients subsequent to collections from pharmaceutical manufacturers; historically, these adjustments have not been material. We pay all or a contractually agreed upon portion of such rebates to our clients. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales. Included in accounts receivable are reserves of $257.9 million and $381.2 million as of December 31, 2016 and 2015, respectively, for estimated uncollectible rebates from the manufacturers.

Medicare Part D product offerings. Our revenues include premiums associated with our Medicare Part D prescription drug plan (“PDP”) risk-based product offerings. These products involve prescription dispensing for beneficiaries enrolled in Medicare Part D Prescription Drug Program (“Medicare Part D”) plans sponsored by us pursuant to our contracts with the Centers for Medicare & Medicaid Services (“CMS”). We also offer numerous customized benefit plan designs to Employer-Sponsored Group Waiver Plans (“EGWPs”) under our Medicare Part D PDP product offerings.

The Medicare Part D PDP premiums are determined based on our annual bid and related contractual arrangements with CMS and are primarily comprised of amounts received from CMS as part of a direct subsidy and an additional subsidy from CMS for low-income member premiums, as well as premium payments received from members. These premiums are recognized ratably to revenues over the period in which members are entitled to receive benefits. Premiums received in advance of the applicable benefit period are deferred and recorded in accrued expenses on the consolidated balance sheet. There is a possibility the annual costs of drugs may be higher or lower than premium revenues. As a result, CMS provides a risk corridor adjustment for the standard drug benefit that compares our actual annual drug costs incurred to the targeted premiums in our CMS-approved bid. Based on the risk corridor, we will receive from CMS additional premium amounts or be required to refund to CMS previously received premium amounts. We calculate the risk corridor adjustment based on drug cost experience and record an adjustment to revenues with a corresponding receivable from or payable to CMS reflected on the consolidated balance sheet.

In addition to Medicare Part D PDP premiums, there are certain co-payments and deductibles (the “cost share”) due from members based on prescription orders by those members, some of which are subsidized by CMS in cases of low-income membership. Non-low income members received a cost share benefit under the coverage gap discount program with brand pharmaceutical manufacturers. For subsidies received in advance, the amount is deferred and recorded in accrued expenses on the consolidated balance sheet. Any cost share due from members, pharmaceutical manufacturers or CMS, or premiums due from members, is accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, cost share amounts are reconciled with CMS and the corresponding receivable or payable is settled. The cost share is treated consistently with other co-payments derived from providing PBM services, as a component of revenues on the consolidated statement of operations.

Our cost of revenues includes the cost of drugs dispensed by our home delivery pharmacies or retail network for members covered under our Medicare Part D PDP product offerings. These amounts are recorded at cost as incurred. We receive a catastrophic reinsurance subsidy from CMS for approximately 80% of costs incurred by individual members in excess of the individual annual out-of-pocket maximum. The subsidy is reflected as an offsetting credit to cost of revenues to the extent catastrophic costs are incurred. Catastrophic reinsurance subsidy amounts received in advance are deferred and recorded in accrued expenses on the consolidated balance sheet. Any catastrophic reinsurance subsidies due from CMS are accrued and recorded in receivables, net, on the consolidated balance sheet. After the end of the contract year and based on actual annual drug costs incurred, catastrophic reinsurance amounts are reconciled with CMS and the corresponding receivable or payable is settled.

Cost of revenues. Cost of revenues includes product costs, network pharmacy claims costs, co-payments and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “Revenue recognition” and “Rebate accounting”).

Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. We account for uncertainty in income taxes as described in Note 6 - Income taxes to our consolidated financial statements. All deferred tax assets and liabilities are classified as long-term. Deferred tax assets are evaluated to ensure the asset will be realized. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Net income attributable to non-controlling interest. Net income attributable to non-controlling interest represents the share of net income allocated to members of our consolidated affiliates.

Employee stock-based compensation. Grant-date fair values of stock options are estimated using a Black-Scholes valuation model and grant-date fair values of restricted stock units and performance shares are estimated based on the grant-date stock price. Compensation expense is reduced based on estimated forfeitures with adjustments recorded at the time of vesting for actual forfeitures. Forfeitures are estimated based on experience. We use an accelerated method of recognizing compensation cost for awards. Unearned compensation relating to these awards is amortized to non-cash compensation expense over the estimated vesting periods. See Note 8 - Employee benefit plans and stock-based compensation plans to our consolidated financial statements for more information regarding stock-based compensation plans.

Earnings per share. Basic earnings per share (“EPS”) is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in the same manner as basic EPS, but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. All shares are calculated under the “treasury stock” method. Following is the reconciliation between the number of weighted-average shares used in the basic and diluted EPS calculations as of December 31, 2016, 2015 and 2014:

(in millions)	2016	2015	2014
Weighted-average number of common shares outstanding during the period – basic	626.9	689.0	750.3
Dilutive common stock equivalents:(1)
Outstanding stock options, stock-settled stock appreciation rights, restricted stock units and executive deferred compensation units	4.5	6.3	8.8
Weighted-average number of common shares outstanding during the period – diluted	631.4	695.3	759.1

(1)	Excludes equity awards of 8.0 million, 2.4 million and 2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. These were excluded because the effect is anti-dilutive.

Foreign currency translation. The financial statements of our foreign subsidiaries are translated into United States dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for our foreign subsidiaries is the local currency and cumulative translation adjustments (debit balances of $12.3 million and $14.0 million at December 31, 2016 and 2015, respectively) are recorded within the “accumulated other comprehensive (loss) income” component of stockholders’ equity.

Comprehensive income (loss). Comprehensive loss includes foreign currency translation adjustments. We recognized foreign currency translation income (loss) of $1.7 million, $(16.1) million and $(9.6) million for the years ending December 31, 2016, 2015 and 2014, respectively.

New accounting guidance. In August 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The guidance addresses the classification of cash flow related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will generally be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance will be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. We are currently evaluating the impact of these standards on our consolidated statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation. The new standard simplifies the accounting for stock-based compensation, including amendments on how both taxes related to stock-based compensation and cash payments made to taxing authorities are recorded, changing the threshold to qualify for equity classification and allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. We reported net excess tax benefits of $11.2 million, $58.0 million and $93.6 million for the years ended 2016, 2015 and 2014, respectively. The fiscal 2016, 2015 and 2014 amounts of excess tax benefits are not necessarily indicative of future amounts that may arise in years following implementation of this standard due to unpredictable events including, but not limited to, the future price of our common stock, stock award exercise activity and forfeiture rate fluctuations. Excess tax benefits were historically recorded in additional paid-in capital and will be recognized as income tax expense on the consolidated statement of operations as of the effective date of the standard. The remaining amendments to this standard, as noted above, are not expected to have a material impact on our consolidated financial statements, including our statement of cash flows. We will adopt the standard beginning in the first quarter of 2017.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), which supersedes ASC Topic 840, Leases. This ASU is intended to increase transparency and comparability of organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2018, and early application is permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which supersedes ASC Topic 605, Revenue Recognition. The new standard requires companies to recognize revenues upon transfer of goods or services to customers in amounts that reflect the consideration which the company expects to receive in exchange for those goods or services. In July 2015, the FASB delayed the effective date of the standard by one year. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2017, and early application is not permitted before the original effective date of annual reporting periods beginning after December 15, 2016. We have substantially completed evaluation of our PBM segment and have determined adoption of the new standard will not have a significant impact on our PBM segment. We continue to evaluate the impact of this standard on our Other Business Operations segment and expect to complete our evaluation by mid-2017. We anticipate full retrospective application upon adoption.

2. Fair value measurements

Financial assets accounted for at fair value on a recurring basis include cash equivalents of $1,061.2 million and $1,795.5 million and trading securities (included in other assets and consisting primarily of mutual funds) of $29.9 million and $26.8 million at December 31, 2016 and 2015, respectively. These assets are carried at fair value based on quoted prices in active markets for identical securities (Level 1). Cash equivalents include investments in AAA-rated money market mutual funds with maturities of less than 90 days.

The fair values of cash and cash equivalents and investments (Level 1), accounts receivable, claims and rebates payable, and accounts payable approximate carrying values due to the short-term maturities of these instruments. The fair values, which approximate the carrying values, of our 2015 two-year term loan and 2015 five-year term loan (Level 2) (as defined in Note 5 - Financing to our consolidated financial statements) were estimated using the current market rates for debt with similar maturities. The fair values of our senior notes are $13,041.4 million and $11,078.0 million as of December 31, 2016 and 2015, respectively. See Note 5 - Financing to our consolidated financial statements for further discussion of the carrying values of our debt.

The fair values of our senior notes were estimated based on observable market information (Level 2). In determining the fair values of liabilities, we took into consideration the risk of nonperformance. Nonperformance risk refers to the risk the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair values of our liabilities.

3. Property and equipment

Property and equipment consists of the following:

	December 31,
(in millions)	2016	2015
Land and buildings	$184.7	$200.0
Furniture	70.4	71.9
Equipment(1)	801.4	773.0
Computer software	1,926.0	1,733.8
Leasehold improvements	240.5	229.0
Total property and equipment	3,223.0	3,007.7
Less accumulated depreciation(1)	1,949.4	1,716.4
Property and equipment, net	$1,273.6	$1,291.3

(1)	Includes gross assets of $51.3 million and $50.4 million and accumulated depreciation of $21.2 million and $9.0 million related to capital lease assets as of December 31, 2016 and 2015, respectively.

Total depreciation expense for the years ended December 31, 2016, 2015 and 2014 was $321.8 million, $628.2 million and $489.4 million, respectively. Included in total depreciation expense is internally developed software amortization expense of $140.3 million, $409.4 million and $232.9 million in 2016, 2015 and 2014, respectively. Internally developed software, net of accumulated amortization, was $471.9 million and $433.7 million at December 31, 2016 and 2015, respectively. We capitalized $179.6 million of internally developed software during 2016.

Under certain of our operating leases for facilities in which we operate home delivery and specialty pharmacies, we are required to remove improvements and equipment upon surrender of the property to the landlord and convert the facilities back to office space. Our asset retirement obligation was $14.6 million and $14.7 million at December 31, 2016 and 2015, respectively.

4. Goodwill and other intangible assets

Following is a summary of our goodwill and other intangible assets for our two reportable segments, PBM and Other Business Operations.

	December 31, 2016			December 31, 2015
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM	$29,287.2	$(106.8)	$29,180.4	$29,286.7	$(106.8)	$29,179.9
Other Business Operations	97.4	—	97.4	97.4	—	97.4
	$29,384.6	$(106.8)	$29,277.8	$29,384.1	$(106.8)	$29,277.3
Other intangible assets
PBM
Customer contracts	$17,570.5	$(9,083.4)	$8,487.1	$17,570.3	$(7,290.0)	$10,280.3
Trade names	226.6	(105.9)	120.7	226.6	(83.6)	143.0
Miscellaneous	8.7	(8.2)	0.5	8.7	(6.5)	2.2
	17,805.8	(9,197.5)	8,608.3	17,805.6	(7,380.1)	10,425.5
Other Business Operations
Customer relationships	39.4	(29.4)	10.0	120.1	(98.1)	22.0
Trade names	35.7	(17.1)	18.6	35.7	(13.5)	22.2
	75.1	(46.5)	28.6	155.8	(111.6)	44.2
Total other intangible assets	$17,880.9	$(9,244.0)	$8,636.9	$17,961.4	$(7,491.7)	$10,469.7

Following is a summary of the change in the net carrying value of goodwill by reportable segment:

(in millions)	PBM	Other Business Operations	Total
Balance at December 31, 2014	$29,183.5	$97.4	$29,280.9
Foreign currency translation	(3.6)	—	(3.6)
Balance at December 31, 2015	$29,179.9	$97.4	$29,277.3
Foreign currency translation	0.5	—	0.5
Balance at December 31, 2016	$29,180.4	$97.4	$29,277.8

The aggregate amount of amortization expense of other intangible assets was $1,832.8 million, $1,730.9 million and $1,753.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Included in total amortization expense is $200.5 million, $95.1 million and $112.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to our 10-year contract with Anthem to provide PBM services to members of the affiliated health plans of Anthem, which amounts are included as an offset to revenues. When we executed our agreement with Anthem in 2009, we considered the overall structure of the agreement and the nature of our relationship with Anthem, including the complexity of the service level required, and attributed a reasonable likelihood of renewal at the end of its term in 2019. Accordingly, we amortized the agreement using a modified pattern of benefit over an estimated useful life of 15 years. However, due to the sequence of events regarding our discussions with Anthem, culminating in the filing of a lawsuit by Anthem on March 21, 2016, we felt it prudent to consider the increased likelihood of either non-renewal or renewal on substantially different terms such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a life of 10 years from the time the agreement was executed in 2009). Previously, we amortized the agreement over 15 years. Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increased intangible asset amortization by $105.6 million for 2016 and by approximately $126.7 million per year beginning in 2017 relative to the previous amortization schedule.

Following is a summary of the expected aggregate amortization of other intangible assets as of December 31, 2016 (in millions):

Year Ended December 31,	Future Amortization
2017	$1,446.0
2018	1,436.0
2019	1,411.0
2020	762.0
2021	760.0

5. Financing

Our debt, issued by us, ESI and Medco, net of unamortized discounts, premiums and financing costs, consists of:

			December 31,
			2016	2015
Long-term Debt	Issuer	Basis Points(1)	Carrying Amount (in millions)
Senior notes(2)
$1,500.0 million, 3.125% senior notes due May 2016(3)	ESI	20	$—	$1,498.7
$1,500.0 million, 2.650% senior notes due February 2017(3)	Express Scripts	35	—	1,494.4
$500.0 million, 1.250% senior notes due June 2017(3)	Express Scripts	10	499.6	498.6
$1,200.0 million, 7.125% senior notes due March 2018(3)	Medco	50	868.8	1,296.9
$1,000.0 million, 2.250% senior notes due June 2019(3)	Express Scripts	15	995.1	993.1
$500.0 million, 7.250% senior notes due June 2019(3)	ESI	50	336.2	497.4
$500.0 million, 4.125% senior notes due September 2020(3)	Medco	25	504.0	504.9
$500.0 million, 3.300% senior notes due February 2021(3)	Express Scripts	35	495.9	—
$1,250.0 million, 4.750% senior notes due November 2021(3)	Express Scripts	45	1,239.5	1,237.5
$1,000.0 million, 3.900% senior notes due February 2022(3)	Express Scripts	40	984.1	981.3
$1,000.0 million, 3.000% senior notes due July 2023(3)	Express Scripts	25	992.5	—
$1,000.0 million, 3.500% senior notes due June 2024(3)	Express Scripts	20	988.3	986.8
$1,500.0 million, 4.500% senior notes due February 2026(3)	Express Scripts	45	1,481.2	—
$1,500.0 million, 3.400% senior notes due March 2027(4)	Express Scripts	30	1,488.7	—
$700.0 million, 6.125% senior notes due November 2041(3)	Express Scripts	50	444.0	692.5
$1,500.0 million, 4.800% senior notes due July 2046(3)	Express Scripts	40	1,483.0	—
Total senior notes			12,800.9	10,682.1
Term loans
$2,500.0 million, term loan due April 2017(5)	Express Scripts	N/A	—	1,995.5
$3,000.0 million, term loan due April 2020(5)	Express Scripts	N/A	2,767.4	2,915.1
Total term loans			2,767.4	4,910.6
Total debt			15,568.3	15,592.7
Current maturities of debt
$1,500.0 million, 3.125% senior notes due May 2016(2)(3)	ESI	20	—	1,498.7
$500.0 million, 1.250% senior notes due June 2017(2)(3)	Express Scripts	10	499.6	—
$3,000.0 million, term loan due April 2020(5)	Express Scripts	N/A	222.7	147.7
Total current maturities of long-term debt			722.3	1,646.4
Total long-term debt			$14,846.0	$13,946.3

(1)
All senior notes are redeemable prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the basis points as indicated, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date.

(2)
All senior notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by Express Scripts (if issued by either Medco or ESI) and by most of our current and future 100% owned domestic subsidiaries.

(3)	Senior notes require interest to be paid semi-annually, commencing six months subsequent to issuance.
(4)	Senior notes require interest to be paid semi-annually, commencing with September 2016.
(5)
The 2015 five-year term loan (defined below) had an average interest rate of 1.80% as of December 31, 2016. The 2015 two-year term loan (defined below) and 2015 five-year term loan had average interest rates of 1.33% and 1.45%, respectively, as of December 31, 2015.

Bank credit facilities. In April 2015, we entered into a credit agreement (the “2015 credit agreement”) providing for a five-year $2,000.0 million revolving credit facility (the “2015 revolving facility”), a two-year $2,500.0 million term loan (the “2015 two-year term loan”) and a five-year $3,000.0 million term loan (the “2015 five-year term loan”). We used the proceeds, which included $1,100.0 million drawn on the 2015 revolving facility in addition to the 2015 two-year term loan and the 2015 five-year term loan, to repay our 2011 term loan, terminate the commitments under our 2011 revolving facility, enter into an accelerated share repurchase agreement and for other general corporate purposes. At December 31, 2016, no amounts were drawn under the 2015 revolving facility. In 2015, we repaid $500.0 million under the 2015 two-year term loan. In 2016, we repaid the remaining $2,000.0 million principal under the 2015 two-year term loan. We make quarterly principal payments on the 2015 five-year term loan. At December 31, 2016, $225.0 million of the 2015 credit agreement, and a proportionate amount of unamortized financing costs, was considered current maturities of long-term debt.

The 2015 credit agreement requires interest to be paid, at our option, at LIBOR or an adjusted base rate, plus, in each case, applicable margin. Depending on our consolidated leverage ratio, the applicable margin over LIBOR ranges from 0.900% to 1.300% for the 2015 revolving facility, 0.875% to 1.375% for the 2015 two-year term loan and 1.000% to 1.500% for the 2015 five-year term loan. The applicable margin over the adjusted base rate ranges from 0.000% to 0.300% for the 2015 revolving facility, 0.000% to 0.375% for the 2015 two-year term loan and 0.000% to 0.500% for the 2015 five-year term loan. We are required to pay commitment fees on the 2015 revolving facility, which range from 0.100% to 0.200% of the revolving loan commitments, depending on our consolidated leverage ratio.

We have two additional credit agreements, each providing for an uncommitted revolving credit facility: $150.0 million executed August 2015 and amended May 2016 with a termination date of May 2017, and $130.0 million executed December 2014 and amended October 2015 and April 2016 with a termination date of April 2017. As of December 31, 2016, no amounts were drawn under either facility.

Senior notes. In February 2016, we issued senior notes (the “February 2016 Senior Notes”) consisting of:

•	$500.0 million aggregate principal amount of 3.300% senior notes due February 2021
•	$1,500.0 million aggregate principal amount of 4.500% senior notes due February 2026

We used the net proceeds from the sale of the February 2016 Senior Notes to complete a tender offer and follow-on redemption of our 3.125% senior notes due May 2016 (which were fully redeemed in April 2016), to enter into an accelerated share repurchase agreement and for other general corporate purposes.

In March 2016, we completed the tender offer for $934.7 million of our $1,500.0 million aggregate principal amount of 3.125% senior notes due May 2016 using the proceeds of the February 2016 Senior Notes, and wrote off the associated amount of discounts and financing costs. In April 2016, we completed the redemption of the remaining $565.3 million aggregate principal. These notes were redeemed at a redemption price equal to the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 20 basis points, plus unpaid interest of the notes being redeemed accrued to the redemption date. Total cash payments, excluding accrued interest, related to these notes were $1,506.7 million, which included $6.7 million of repayment costs.

In July 2016, we issued senior notes (the “July 2016 Senior Notes”) consisting of:

•	$1,000.0 million aggregate principal amount of 3.000% senior notes due July 2023
•	$1,500.0 million aggregate principal amount of 3.400% senior notes due March 2027
•	$1,500.0 million aggregate principal amount of 4.800% senior notes due July 2046

We used a portion of the net proceeds from the sale of the July 2016 Senior Notes for the following:

•	To repay $1,500.0 million of our $2,500.0 million aggregate principal 2015 two-year term loan.
•
To complete a tender offer for $1,104.8 million and redeem the remaining $395.2 million of our $1,500.0 million aggregate principal amount of 2.650% senior notes due February 2017. These notes were redeemed at a redemption price equal to the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, discounted to the redemption date on a semiannual basis at the treasury rate plus 35 basis points, plus unpaid interest of the notes being redeemed accrued to the redemption date.

•
To complete a tender offer for $368.6 million of our $1,200.0 million aggregate principal amount of 7.125% senior notes due March 2018, $162.6 million of $500.0 million aggregate principal amount of 7.250% senior notes due June 2019 and $251.3 million of $700.0 million aggregate principal amount of 6.125% senior notes due November 2041.

In each of the above instances, we wrote off the associated amount of discounts, premiums and financing costs. Total cash payments related to the above, excluding accrued interest, were $3,919.6 million, which included approximately $136.0 million of repayment costs. We used the remaining proceeds for general corporate purposes.

Financing costs. Following is the gross amount recognized and the related weighted-average period of amortization of our financing costs:

	Financing costs (in millions)	Weighted- average period of amortization (in years)
June 2009 Senior Notes(1)	$13.3	5.2
November 2011 Senior Notes(2)	29.9	12.1
February 2012 Senior Notes(3)	22.5	6.2
June 2014 Senior Notes(4)	18.6	6.6
February 2016 Senior Notes	16.0	8.8
July 2016 Senior Notes	33.0	17.0
2015 credit agreement	28.0	4.0

(1)	Includes $500.0 million, 7.250% senior notes due June 2019.
(2)	Includes $1,250.0 million, 4.750% senior notes due November 2021 and $700.0 million, 6.125% senior notes due November 2041.
(3)	Includes $1,500.0 million, 2.650% senior notes due February 2017 and $1,000.0 million, 3.900% senior notes due February 2022.
(4)	Includes $500.0 million, 1.250% senior notes due June 2017, $1,000.0 million, 2.250% senior notes due June 2019, and $1,000.0 million, 3.500% senior notes due June 2024.

Financing costs of $36.1 million related to the 2011 term loan were written off during 2015, of which only $9.2 million had not previously been amortized.

Covenants. Our bank financing arrangements and senior notes contain certain customary covenants that restrict our ability to incur additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. The covenants related to bank financing arrangements also include, among other things, a maximum leverage ratio. The 7.125% senior notes due 2018 issued by Medco are also subject to an interest rate adjustment in the event of a downgrade in the ratings to below investment grade. At December 31, 2016, we were in compliance with all covenants associated with our debt instruments.

Schedule of maturities. Following is a schedule of maturities, excluding unamortized discounts, premiums and financing costs, for our long-term debt as of December 31, 2016 (in millions):

Year Ended December 31,	Maturities of Long-term Debt
2017	$725.0
2018	1,206.4
2019	2,537.4
2020	1,475.0
2021	1,750.0
Thereafter	7,948.7
Total	$15,642.5

6. Income taxes

The provision for income taxes consists of the following:

	Year Ended December 31,
(in millions)	2016	2015	2014
Income (loss) before income taxes:
United States	$4,422.6	$3,870.6	$3,082.8
Foreign	4.5	(6.8)	(16.6)
Total	$4,427.1	$3,863.8	$3,066.2
Current provision (benefit):
Federal	$1,456.2	$1,722.0	$1,315.8
State	37.9	102.7	146.1
Foreign	2.8	1.7	(0.2)
Total current provision	1,496.9	1,826.4	1,461.7
Deferred benefit:
Federal	(392.6)	(429.0)	(395.6)
State	(104.7)	(32.9)	(32.0)
Foreign	(0.1)	(0.2)	(2.9)
Total deferred benefit	(497.4)	(462.1)	(430.5)
Total current and deferred provision	$999.5	$1,364.3	$1,031.2

We consider our foreign earnings to be indefinitely reinvested, and accordingly have not recorded a provision for United States federal and state income taxes thereon. Cumulative undistributed foreign earnings for which United States taxes have not been provided are included in consolidated retained earnings in the amount of $117.4 million, $103.7 million and $96.2 million as of December 31, 2016, 2015 and 2014, respectively.

A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2016, 2015 and 2014 is immaterial):

	Year Ended December 31,
	2016	2015	2014
Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.4	0.7	2.0
Non-controlling interest	(0.2)	(0.2)	(0.3)
Recognition of previously unrecognized PolyMedica Corporation (Liberty) tax benefit	(11.6)	—	—
Other, net	(1.0)	(0.2)	(3.1)
Effective tax rate	22.6%	35.3%	33.6%

During 2016, we recognized a net discrete benefit of $633.9 million primarily attributable to changes in our unrecognized tax benefits as a result of our realization of the previously unrecognized PolyMedica Corporation (Liberty) tax benefit, various state audit settlements, lapses in statutes of limitations, and deferred tax implications of newly enacted state laws and filing methodologies. During 2015, we recognized a net discrete benefit of $79.2 million primarily attributable to changes in our unrecognized tax benefits as a result of various state audit settlements and lapses in statutes of limitations.

The deferred tax assets and liabilities recorded in our consolidated balance sheet are as follows:

	December 31,
(in millions)	2016	2015
Deferred tax assets:
Allowance for doubtful accounts	$11.1	$13.4
Note premium	24.7	43.1
Tax attributes	72.6	102.9
Equity compensation	148.5	144.1
Accrued expenses	293.4	327.3
Benefit of uncertain tax positions	132.4	172.1
Other	47.8	54.6
Gross deferred tax assets	730.5	857.5
Less valuation allowance	31.2	92.4
Net deferred tax assets	699.3	765.1
Deferred tax liabilities:
Depreciation and property differences	(278.6)	(257.4)
Goodwill and intangible assets	(3,945.6)	(4,534.7)
Other	(47.3)	(42.8)
Gross deferred tax liabilities	(4,271.5)	(4,834.9)
Net deferred tax liabilities	$(3,572.2)	$(4,069.8)

Deferred taxes were classified in the consolidated balance sheets as follows:

	December 31,
(in millions)	2016	2015
Other assets	$31.1	$—
Deferred taxes	(3,603.3)	(4,069.8)
Net deferred tax liabilities	$(3,572.2)	$(4,069.8)

As of December 31, 2016, we have deferred tax assets for state and foreign net operating loss carryforwards of approximately $34.2 million and $33.8 million, respectively. The state and foreign net operating loss carryforwards, if otherwise not utilized, will expire between 2017 and 2035. We have provided a valuation allowance of $30.9 million against these deferred tax assets. During 2016, our valuation allowance related to state and foreign net operating losses decreased by $59.9 million of which $29.5 million affected our tax rate.

A reconciliation of our beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2016	2015	2014
Balance at January 1	$1,038.4	$1,117.2	$1,061.5
Additions for tax positions related to prior years	102.5	55.8	106.1
Reductions for tax positions related to prior years(1)	(630.8)	(112.7)	(40.6)
Additions for tax positions related to the current year	72.7	45.7	66.7
Reductions attributable to settlements with taxing authorities	(18.1)	(14.3)	(60.1)
Reductions as a result of a lapse of the applicable statute of limitations	(26.7)	(53.3)	(16.4)
Balance at December 31	$538.0	$1,038.4	$1,117.2

(1)	Amounts for 2016 include reductions related to a claimed loss in 2012 on the disposition of PolyMedica Corporation (Liberty).

All but an immaterial amount of our unrecognized tax benefits of $538.0 million, would impact our effective tax rate, if recognized.

During 2016, we resolved the tax treatment of our 2012 disposition of PolyMedica Corporation (Liberty). Accordingly, we recognized a net tax benefit of approximately $511.0 million, which impacted our effective tax rate. We received the majority of the cash related to the net tax benefit in the fourth quarter of 2016.

We also reached final settlement on various state examinations. These state settlements resulted in a reduction to our unrecognized tax benefits of $18.1 million, none of which impacted our effective tax rate. In addition, as a result of these settlements, we have reduced our prior year gross state tax positions by $65.0 million, which resulted in a net tax benefit of approximately $42.3 million that impacted our effective rate.

We recorded a benefit of $26.8 million of interest and penalties to the provision for income taxes in our consolidated statement of operations for the year ended December 31, 2016, as compared to a benefit of $4.4 million and an expense of $23.5 million for the years ended December 31, 2015 and 2014, respectively. This resulted in $88.5 million and $110.2 million of accrued interest and penalties in our consolidated balance sheet at December 31, 2016 and 2015, respectively.

We and our subsidiaries are subject to examination by various federal, state and local tax authorities. With few exceptions, we are no longer subject to tax examinations by tax authorities for years before 2010. The Internal Revenue Service is currently examining ESI’s 2010 and 2011 and Express Scripts’s combined 2012 consolidated United States federal income tax returns. Our federal income tax audit uncertainties primarily relate to both the valuation and timing of deductions, while various state income tax audit uncertainties primarily relate to the attribution of overall taxable income to those states. We have taken positions in certain taxing jurisdictions for which it is reasonably possible the total amounts of unrecognized tax benefits may decrease up to $84.8 million within the next twelve months due to the conclusion of various examinations as well as lapses in various statutes of limitations.

7. Common stock

Accelerated share repurchases. In April 2015, as part of our previously announced share repurchase program, we entered into an agreement to repurchase shares of our common stock for an aggregate initial payment (the “prepayment amount”) of $5,500.0 million (the “2015 ASR Program”) under an accelerated share repurchase agreement (the “2015 ASR Agreement”). Under the terms of the 2015 ASR Agreement, upon payment of the prepayment amount, we received an initial delivery of 55.1 million shares of our common stock at a price of $84.79 per share, which represented, based on the closing share price of our common stock on Nasdaq on April 29, 2015, approximately 85% of the prepayment amount. The final purchase price per share (the “forward price”) and the final number of shares received was determined using the arithmetic mean of the daily volume-weighted average price per share of our common stock (the “VWAP”) over the term of the 2015 ASR Program, less a discount granted under the 2015 ASR Agreement. In January 2016, we settled the 2015 ASR Agreement and received 9.1 million additional shares, resulting in a total of 64.2 million shares received under the 2015 ASR Agreement.

The 2015 ASR Agreement was accounted for as an initial treasury stock transaction and a forward stock purchase contract. We initially recorded an increase to treasury stock of $4,675.0 million and a decrease to additional paid-in capital of $825.0 million. The $825.0 million recorded in additional paid-in capital was reclassified to treasury stock upon completion of the 2015 ASR Program in January 2016. The forward stock purchase contract was classified as an equity instrument and was deemed to have a fair value of zero at the effective date of the 2015 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2015 ASR Agreement.

In February 2016, we entered into an accelerated share repurchase agreement (the “2016 ASR Agreement”) to repurchase shares of our common stock for the prepayment amount of $2,800.0 million. Under the terms of the 2016 ASR Agreement, upon payment of the prepayment amount, we received an initial delivery of 32.1 million shares of our common stock at a price of $69.69 per share, which represented, based on the closing share price of our common stock on Nasdaq on February 25, 2016, approximately 80% of the prepayment amount. The forward price and the final number of shares received were determined using the arithmetic mean of the daily VWAP over the term of the 2016 ASR Agreement, less a discount and subject to adjustments pursuant to the terms of the 2016 ASR Agreement (including a cap on the forward price). In August 2016, we settled the 2016 ASR Agreement and received 6.2 million additional shares, resulting in a total of 38.3 million shares received under the 2016 ASR Agreement.

The 2016 ASR Agreement was accounted for as an initial treasury stock transaction and a forward stock purchase contract. We initially recorded an increase to treasury stock of $2,240.0 million and a decrease to additional paid-in capital of $560.0 million. The $560.0 million recorded in additional paid-in capital was reclassified to treasury stock upon settlement of the 2016 ASR Agreement in August 2016. The forward stock purchase contract was classified as an equity instrument and was deemed to have a fair value of zero at the effective date of the 2016 ASR Agreement. The initial delivery of shares resulted in an immediate reduction of the outstanding shares used to calculate the weighted-average common shares outstanding for basic and diluted net income per share on the effective date of the 2016 ASR Agreement.

Treasury share repurchases. Including the shares received under the 2016 ASR Agreement and the 2015 ASR Agreement, we repurchased 74.4 million, 55.1 million and 62.1 million shares for $5,571.9 million, $4,675.0 million and $4,642.9 million during the years ended December 31, 2016, 2015 and 2014, respectively. In December 2016, the Board of Directors of the Company approved an increase in the authorized number of shares that may be repurchased under the share repurchase program, originally announced in 2013, by an additional 65.0 million shares, for a total authorization of 330.0 million shares (including shares previously purchased) of our common stock, as adjusted for any subsequent stock split, stock dividend or similar transaction. As of December 31, 2016, there were 79.2 million shares remaining under the share repurchase program. There is no limit on the duration of the share repurchase program. Additional share repurchases, if any, will be made through open market purchases, Rule 10b5-1 plans, accelerated share repurchases, privately negotiated transactions or other transactions in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions and other factors.

8. Employee benefit plans and stock-based compensation plans

Retirement savings plans. We sponsor a retirement saving plan (“401(k) Plan”) under Section 401(k) of the Internal Revenue Code for substantially all of our full-time employees and part-time employees. Under the 401(k) Plan, eligible employees may elect to contribute up to 50% of their salary, and we match up to 6% of the employees’ compensation contributed to the 401(k) Plan for substantially all employees after one year of service.

For the years ended December 31, 2016, 2015 and 2014, we had contribution expense of approximately $76.7 million, $69.8 million and $75.3 million, respectively. Contributions under the plan are subject to aggregate limits required under the Internal Revenue Code.

Employee stock purchase plan. We offer an employee stock purchase plan (the “ESPP”) that qualifies under Section 423 of the Internal Revenue Code and permits all domestic employees, excluding certain management level employees, to purchase shares of our common stock. Participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. Approximately 224,000, 183,000 and 224,000 shares of our common stock were issued under the ESPP during the years ended December 31, 2016, 2015 and 2014, respectively. Our common stock reserved for future employee purchases under the ESPP is approximately 1.2 million shares at December 31, 2016.

Deferred compensation plan. We maintain a non-qualified deferred compensation plan (the “Executive Deferred Compensation Plan”) that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by contributions from participants and, with respect to certain senior executives, by us. Participants may elect to defer up to 50% of their base earnings and 100% of specific bonus awards. Participants become fully vested in our contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 2016, our contribution was equal to 6% of each qualified participant’s total annual compensation, with 25% allocated as a hypothetical investment in our common stock and the remainder allocated to a variety of investment options elected by the participants. We have chosen to fund our liability for the Executive Deferred Compensation Plan through investments in trading securities, which primarily consist of mutual funds (see Note 1 - Summary of significant accounting policies to our consolidated financial statements). We incurred net compensation expense of $1.6 million, $1.3 million and $0.6 million in the years ended December 31, 2016, 2015 and 2014, respectively. At December 31, 2016, approximately 5.9 million shares of our common stock have been reserved for future issuance under the Executive Deferred Compensation Plan. We have $0.3 million of unearned compensation related to unvested shares that are part of our Executive Deferred Compensation Plan at both December 31, 2016 and 2015.

Stock-based compensation plans in general. In March 2016, our Board of Directors adopted the Express Scripts Holding Company 2016 Long-Term Incentive Plan (the “2016 LTIP”), which was approved by our stockholders in May 2016 and authorizes the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. The 2016 LTIP was approved by our stockholders and became effective on May 4, 2016. Under the 2016 LTIP, we may issue stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance share awards and other types of awards. The maximum number of shares available for awards under the 2016 LTIP is 33.0 million. As of December 31, 2016, there are 32.6 million shares of our common stock available for issuance under the 2016 LTIP. The maximum term of stock options, SARs, restricted stock awards, restricted stock units and performance shares granted under the 2016 LTIP is 10 years.

Effective May 4, 2016, no additional awards will be granted under the 2011 Long-Term Incentive Plan (the “2011 LTIP”), the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), the ESI 2000 Long-Term Incentive Plan (the “2000 LTIP”) or the Medco 2002 Stock Incentive Plan (the “2002 SIP”) (except to settle awards outstanding under these plans), which authorized the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. However, the terms of these plans will continue to govern awards outstanding under these plans.

The provisions of the 2016 LTIP, 2011 LTIP, the Accredo Plan, the 2000 LTIP and the 2002 SIP (collectively, the “stock incentive plans”) allow employees to use shares to cover tax withholdings on stock awards (a feature which has also been approved the the Compensation Committee of our Board of Directors). Upon vesting of restricted stock units and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes. Awards are settled by issuance of new shares. The maximum term of stock options, restricted stock units and performance shares is generally 10 years. The tax benefit related to employee stock compensation recognized during the years ended December 31, 2016, 2015 and 2014 was $24.2 million, $41.3 million and $37.3 million, respectively.

Restricted stock units and performance shares. We have issued restricted stock units to certain officers, directors and employees and performance shares to certain officers and employees. Restricted stock units generally have three-year graded vesting and performance shares generally have three-year cliff vesting. Awards are subject to accelerated vesting under certain specified circumstances, including upon a change in control and termination, and are also subject to forfeiture without consideration upon termination of employment under certain circumstances. The number of performance shares that ultimately vest is dependent upon achieving specific performance targets. The original grant of performance shares is subject to a multiplier of up to 2.5 based on the achievement of certain performance metrics.

As of December 31, 2016 and 2015, unearned compensation related to restricted stock units and performance shares was $44.5 million and $46.3 million, respectively. We recorded pre-tax compensation expense related to restricted stock units and performance shares of $60.2 million, $71.1 million and $63.0 million in the years ended December 31, 2016, 2015 and 2014, respectively. The fair value of restricted stock units and performance shares vested during the years ended December 31, 2016, 2015 and 2014 was $56.3 million, $80.6 million and $81.9 million, respectively. The weighted-average remaining recognition period for restricted stock units and performance shares is 1.9 years.

A summary of the status of restricted stock units and performance shares as of December 31, 2016, and changes during the year ended December 31, 2016, is presented below.

	Shares (in millions)	Weighted- Average Grant Date Fair Value Per Share
Outstanding at beginning of year	1.7	$76.90
Granted	1.0	69.87
Other(1)	0.1	58.17
Released	(0.8)	70.26
Forfeited/cancelled	(0.1)	78.69
Outstanding at December 31, 2016	1.9	75.04
Vested and deferred at December 31, 2016	0.1	64.60
Non-vested at December 31, 2016	1.8	$75.18

(1)	Represents additional performance shares issued above the original grant for achieving certain performance metrics.

Stock options. We have issued stock options to certain officers, directors and employees to purchase shares of our common stock at fair market value on the date of grant. Stock options generally have three-year graded vesting.

As of December 31, 2016 and 2015, unearned compensation related to stock options was $34.5 million and $31.7 million, respectively. We recorded pre-tax compensation expense related to stock options of $46.8 million, $46.0 million and $48.0 million in the years ended December 31, 2016, 2015 and 2014, respectively. The weighted-average remaining recognition period for stock options is 1.9 years.

A summary of the status of stock options as of December 31, 2016, and changes during the year ended December 31, 2016, is presented below.

	Shares (in millions)	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)(1)
Outstanding at beginning of year	18.0	$57.03
Granted	4.2	69.86
Exercised	(2.2)	42.16
Forfeited/cancelled	(0.5)	77.31
Outstanding at end of period	19.5	61.02	5.1	$216.7
Awards exercisable at period end	13.0	$54.27	3.5	$216.7

(1)	Amount by which the market value of the underlying stock exceeds the exercise price of the stock option.

For the years ended December 31, 2016, 2015 and 2014, the net excess tax benefits related to stock options exercised during the year was $13.0 million, $58.2 million and $94.0 million, respectively, and is classified as a financing cash inflow on the consolidated statement of cash flows.

The fair value of stock options granted was estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2016	2015	2014
Expected life of option	3-5 years	3-5 years	3-5 years
Risk-free interest rate	0.9%-1.9%	1.0%-1.7%	0.7%-1.8%
Expected volatility of stock	20%-25%	19%-26%	21%-29%
Expected dividend yield	None	None	None
Weighted-average volatility of stock	22.3%	24.0	27.4

The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of stock options is derived from historical data on employee exercises and post-vesting employment termination behavior as well as expected behavior on outstanding stock options. The risk-free rate is based on the United States Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense recognized in future periods.

Cash proceeds and intrinsic value related to total stock options exercised and weighted-average fair value of stock options granted during the years ended December 31, 2016, 2015 and 2014 are provided in the following table:

	Year Ended December 31,
(in millions, except per share data)	2016	2015	2014
Proceeds from stock options exercised	$95.5	$213.2	$542.4
Intrinsic value of stock options exercised	71.1	212.8	476.3
Weighted-average fair value per share of options granted during the year	$13.76	$18.03	$17.98

9. Commitments and contingencies

Lease agreements. We have entered into noncancellable agreements to lease certain offices, distribution facilities and operating equipment with terms from one to eleven years. The majority of our lease agreements include renewal options to extend the agreements from one to five years. Rental expense under the office and distribution facilities leases in the years ended December 31, 2016, 2015 and 2014 was $62.9 million, $62.5 million and $59.7 million, respectively. The future minimum lease payments, including interest, due under noncancellable leases as of December 31, 2016 are shown below (in millions):

Year Ended December 31,	Minimum Operating Lease Payments	Minimum Capital Lease Payments
2017	$59.3	$12.1
2018	52.8	12.1
2019	39.7	3.2
2020	33.5	0.1
2021	28.0	—
Thereafter	59.3	—
Total	$272.6	$27.5

Purchase commitments. As of December 31, 2016, we have certain required future purchase commitments for materials, supplies, services and fixed assets related to the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition based upon reasonably likely outcomes derived by reference to experience and current business plans. These future purchase commitments as of December 31, 2016 are summarized below (in millions):

Year Ended December 31,	Future Purchase Commitments
2017	$157.1
2018	33.9
2019	12.8
2020	1.5
2021	—
Thereafter	—
Total	$205.3

Other contingencies. For the year ended December 31, 2016, approximately 55% of our pharmaceutical purchases (by dollar value) were through one wholesaler. We believe alternative sources are readily available. Except for customer concentration described in Note 10 - Segment information to our consolidated financial statements, we believe no other concentration risks exist at December 31, 2016.

Legal contingencies. We are subject to various legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries, including, but not limited to, those relating to regulatory, commercial, employment and employee benefits. We record accruals for certain of our outstanding legal proceedings, investigations and claims when we believe it is probable a liability will be incurred and the amount of loss can be reasonably estimated. On a quarterly basis, we evaluate developments in legal proceedings, investigations and claims that could affect the amount of any accrual, as well as any developments that would make a loss both probable and reasonably estimable.

We record self-insurance accruals based on estimates of the aggregate liability of claim costs (including defense costs) in excess of our insurance coverage. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. If the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the low end of the range.

When a loss contingency is not believed to be both probable and estimable, we do not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is believed to be at least a reasonable possibility and material, then we disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose an estimate cannot be made.

The legal proceedings, investigations, government inquires and claims pending against us or our subsidiaries include multi-district litigation, class action lawsuits, antitrust allegations, qui tam lawsuits (“whistleblower” actions) and various governmental inquiries and informational subpoenas.

The assessment of whether a loss is probable and reasonably estimable involves a series of complex judgments about future events. We are often unable to estimate a range of loss due to significant uncertainties, particularly where (i) the damages sought are unspecified or indeterminate; (ii) the proceedings are in the early stages; (iii) the matters involve novel or unsettled legal theories or a large number of parties; (iv) class action status may be sought and certified; (v) it is questionable whether asserted claims or allegations will survive dispositive motion practice; (vi) the impact of discovery on the legal process is unknown; (vii) the settlement posture of the parties is not determined and/or (viii) in the case of certain government agency investigations, whether a sealed qui tam lawsuit has been filed and whether the government agency makes a decision to intervene in the lawsuit following investigation. Accordingly, for many proceedings, we are currently unable to estimate the loss or a range of possible loss.

For a limited number of proceedings, we may be able to reasonably estimate the possible range of loss in excess of any accruals. However, we believe such matters, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on our cash flow or financial condition. We also believe any amount that could be reasonably estimated in excess of accruals, if any, for such proceedings is not material. However, an unexpected adverse resolution of one or more of such matters could have a material adverse effect on our results of operations in a particular quarter or fiscal year.

Subsequent to the acquisition of Medco, we have experienced an increase in the number of inquiries, subpoenas and qui tam lawsuits and in the volume of information requested related thereto. Certain data requests have included several years of information from legacy acquired systems that in some cases may not be readily available. The process of locating the data requested is time consuming and labor intensive, but is required to be responsive and cooperate with the various inquiries.

We cannot predict the timing or outcome of the matters described below:

•
Jerry Beeman, et al. v. Caremark, et al. Plaintiffs allege that ESI and the other defendants failed to comply with statutory obligations to provide California clients with the results of a bi-annual survey of retail drug prices. On November 14, 2016, the district court denied plaintiffs’ motion for class certification, holding that the proposed class representatives and counsel were inadequate to represent a class.

•
Brady Enterprises, Inc., et al. v. Medco Health Solutions, Inc., and North Jackson Pharmacy, Inc., et al. v. Express Scripts, Inc., et al. Plaintiffs assert claims for violation of the Sherman Antitrust Act. Currently, ESI’s motion to decertify the class in the Brady Enterprises case is pending. On January 18, 2017, the court entered an order denying class certification in the Brady case and decertifying the class against ESI and Medco in the North Jackson case. On January 30, 2017, the Brady plaintiffs filed a motion requesting reconsideration of the court’s denial of class certification. The Company filed a memorandum of law in opposition of the Brady plaintiffs’ motion for reconsideration on February 13, 2017.

•
Anthem, Inc. v. Express Scripts, Inc. Anthem, Inc. (for purposes of this Note 9, “Anthem”) filed this lawsuit alleging various breach of contract claims against Express Scripts, Inc. (for purposes of this Note 9, “ESI”) relating to the parties’ rights and obligations under the periodic pricing review section of the pharmacy benefit management agreement between the parties, including allegations that ESI failed to negotiate new pricing concessions in good faith, as well as various alleged service issues (for purposes of this Note 9, “Anthem’s Allegations”). Anthem requests the court enter declaratory judgment that ESI is required to provide Anthem competitive benchmark pricing, that Anthem can terminate the agreement, and that ESI is required to provide Anthem with post-termination services at competitive benchmark pricing for one year following any termination by Anthem. Anthem claims it is entitled to $13,000.0 million in additional pricing concessions over the remaining term of the agreement as well as $1,800.0 million for one year following any contract termination by Anthem, and $150.0 million in damages for service issues. On April 19, 2016, in response to Anthem’s complaint, ESI filed its answer denying Anthem’s Allegations in their entirety and asserting affirmative defenses and counterclaims against Anthem. Anthem filed a motion to dismiss two counts of ESI’s amended counterclaims on July 8, 2016, and the Company filed a brief in opposition on August 5, 2016, which has been fully briefed.

•
Melbourne Municipal Firefighters’ Pension Trust Fund v. Express Scripts Holding Company, et al. Plaintiff filed this putative securities class action complaint on behalf of all persons or entities that purchased or otherwise acquired the Company’s publicly traded common stock between February 24, 2015 and March 21, 2016 and alleges the Company and named individuals violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by carrying out a scheme to defraud the investing public. Plaintiff seeks compensatory damages in favor of Plaintiff and other class members, attorneys’ fees and costs, and equitable relief. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. On July 27, 2016, the court appointed a lead plaintiff. On August 15, 2016, the Company filed a motion to transfer venue to the Circuit Court of St. Louis County, Missouri, which was fully briefed as of September 8, 2016. On October 14, 2016, the lead plaintiff filed an amended class action complaint. The Company filed a motion to dismiss the amended class action complaint on December 7, 2016, on the grounds that Plaintiffs fail to allege scienter and fail to allege any actionable misstatements or omissions and Plaintiffs filed a reply in opposition on February 7, 2017. On January 17, 2017, the Company filed a motion before the Judicial Panel on Multidistrict Litigation to transfer this case, along with the Anthem-related Shareholder Derivative Litigation and Anthem-related ERISA litigation discussed below to the United States District Court for the Eastern District of Missouri for consolidated or coordinated proceedings.

•
Abraham Neufeld, derivatively on behalf of nominal defendant Express Scripts Holding Company v. George Paz, et al.; Robert Jessup, derivatively on behalf of Express Scripts Holding Company v. Timothy Wentworth, et al.; and Richard Weisglas, derivatively on behalf of Express Scripts Holding Company v. Express Scripts Holding Company, George Paz, et al. These cases were consolidated on December 21, 2016, and Plaintiffs have not yet filed a consolidated complaint or designated an operative complaint. Plaintiffs filed these stockholder derivative lawsuits alleging certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched. Plaintiffs adopt many of Anthem’s Allegations in support of their claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiffs seek damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs.

•
M. Scott Brewer, et al., in their capacities as Trustees for the Carpenters Pension Fund of West Virginia, derivatively on behalf of Express Scripts Holding Company v. Maura C. Breen, et al. Plaintiffs filed this stockholder derivative lawsuit alleging certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched and also asserting a claim for corporate waste. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiff seeks damages on behalf of the Company from the individual defendants, an accounting by the individual defendants for all damages, profits, special benefits and unjust enrichment and imposition of a constructive trust, judgment directing the Company to take all necessary actions to reform and improve its corporate governance and internal control procedures, punitive damages, and an award of attorneys’ fees and costs.

•
Randy Green v. George Paz, et al. Plaintiff alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched. Plaintiff adopts many of Anthem’s Allegations in support of his claims that individual defendants breached fiduciary duties of loyalty, good faith, fair dealing, and candor, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem and for contribution to and indemnification of the Company in connection with all claims that have been, are, or may in the future be asserted against the Company because of the individual defendants’ wrongdoing.

•
In re Express Scripts/Anthem ERISA Litigation (consolidating John Doe One and John Doe Two v. Express Scripts, Inc. and Karen Burnett, Brendan Farrell, and Robert Shullich v. Express Scripts, Inc. and Anthem, Inc.). Plaintiffs filed a First Amended Consolidated Class Action Complaint on behalf of health plan beneficiaries who are enrolled in health care plans that are insured or administered by Anthem. Plaintiffs allege that the Company and Anthem breached fiduciary duties and otherwise violated their legal obligations under ERISA, that ESI engaged in mail fraud, wire fraud and other racketeering activity through its invoicing system with Anthem, that ESI breached its contract with Anthem, that plaintiffs are entitled to equitable relief under theories including unjust enrichment, that ESI violated unfair and deceptive trade practices statutes, that Anthem breached the covenant of good faith and fair dealing implied in health plans, and that ESI violated the anti-discrimination provisions of the Affordable Care Act. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek compensatory damages, declaratory relief, equitable relief and attorneys’ fees and costs. On November 30, 2016, ESI filed a motion to dismiss Plaintiffs’ First Amended Consolidated Class Action Complaint, and Anthem filed its motion to dismiss same on December 1, 2016.

•	We are the subject of various qui tam matters:

•
United States ex. rel. Steve Greenfield, et al. v. Medco Health Solutions, Inc., Accredo Health Group, Inc., and Hemophilia Health Services, Inc. The complaint alleges defendants violated the federal False Claims Act, the Anti-Kickback Statute, the Civil Monetary Penalty Statute and various state and local false claims statutes. Greenfield filed an amended complaint in October 2014, and the Company filed an answer and affirmative defenses in November 2014. On May 6, 2016, the parties cross-filed motions for summary judgment and on December 22, 2016, the district court entered an order granting the Company’s motion for summary judgment and denying plaintiff’s motion for summary judgment. On January 17, 2017, Greenfield filed a notice of appeal.

•
United States of America ex. rel. Shane Lager v. CSL Behring, LLC, CSL Limited, Accredo Health, Inc., and Coram LLC. The complaint, received on June 23, 2015, alleges Accredo violated the federal False Claims Act. On January 20, 2016, the Court granted the Company’s motion to dismiss, as well as motions filed by the other defendants, and the case was dismissed with prejudice.  Lager appealed the district court’s ruling to the United States Court of Appeals for the Eighth Circuit, which was fully briefed in June 2016. Oral argument was heard on December 15, 2016, and we await the court’s ruling.

•	We have received and intend to cooperate with various subpoenas from government agencies requesting information.

While we believe our services and business practices are in substantial compliance with applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these actions at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties or injunctive or administrative remedies.

10. Segment information

We report segments on the basis of the products and services we offer and have determined we have two reportable segments: PBM and Other Business Operations. Within the Other Business Operations segment, we have aggregated two operating segments that do not meet the quantitative and qualitative criteria to be separately reported.

Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income to income before income taxes for the respective years ended December 31.

(in millions)	PBM(1)	Other Business Operations	Total
2016
Product revenues:
Network revenues(2)	$51,402.5	$—	$51,402.5
Home delivery and specialty revenues(3)	43,685.6	—	43,685.6
Other revenues(4)	—	3,538.4	3,538.4
Service revenues(5)	1,421.4	239.6	1,661.0
Total revenues(5)	96,509.5	3,778.0	100,287.5
Depreciation and amortization expense	2,124.1	30.5	2,154.6
Operating income(5)	5,080.0	7.8	5,087.8
Interest income and other			34.1
Interest expense and other			(694.8)
Income before income taxes			4,427.1
Capital expenditures	307.9	22.5	330.4
2015
Product revenues:
Network revenues(2)	$56,472.6	$—	$56,472.6
Home delivery and specialty revenues(3)	40,830.1	—	40,830.1
Other revenues(4)	—	2,453.7	2,453.7
Service revenues(5)	1,657.6	337.8	1,995.4
Total revenues(5)	98,960.3	2,791.5	101,751.8
Depreciation and amortization expense	2,328.7	30.4	2,359.1
Operating income(5)	4,262.2	77.1	4,339.3
Interest income and other			24.8
Interest expense and other			(500.3)
Income before income taxes			3,863.8
Capital expenditures	269.1	26.8	295.9
2014
Product revenues:
Network revenues(2)	$58,468.6	$—	$58,468.6
Home delivery and specialty revenues(3)	38,633.0	—	38,633.0
Other revenues(4)	—	2,203.5	2,203.5
Service revenues(5)	1,278.0	304.0	1,582.0
Total revenues(5)	98,379.6	2,507.5	100,887.1
Depreciation and amortization expense	2,209.5	33.4	2,242.9
Operating income(5)	3,546.4	56.0	3,602.4
Interest income and other			46.7
Interest expense and other			(582.9)
Income before income taxes			3,066.2
Capital expenditures	412.3	24.3	436.6

(1)
PBM total revenues and operating income for the years ended December 31, 2016, 2015 and 2014 include $106.6 million, $141.7 million and $129.4 million, respectively, related to a large client. These amounts were realized in the second quarters of each of 2016, 2015 and 2014 due to the structure of the contract.

(2)	Includes retail pharmacy co-payments of $8,569.2 million, $9,170.0 million and $10,272.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)	Includes home delivery and specialty, including drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and Freedom Fertility claims.

(4)	Includes other revenues related to drugs distributed through patient assistance programs.

(5)
Other Business Operations service revenues, total revenues and operating income as of December 31, 2016 includes an out-of-period adjustment due to an overstatement of prior period revenues which decreased service revenues, total revenues and operating income by $86.1 million. We recognized the cumulative effect of this correction within our consolidated statement of operations in the fourth quarter of 2016. If we had presented this out-of-period adjustment within the respective prior years, the correction would have decreased service revenues, total revenues and operating income by $70.5 million during 2015 and $19.7 million for 2014 and increased service revenues, total revenues and operating income by $4.1 million for 2013 through 2012. We consider these adjustments to be immaterial to 2016 and prior periods, individually and in the aggregate.

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks, revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of certain fertility and specialty drugs. Other Business Operations product revenues consist of distribution services of specialty pharmaceuticals and provide consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines. PBM service revenues include administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, informed decision counseling services and specialty pharmacy services. Other Business Operations service revenues include revenues related to data analytics and research.

Following is the summary of total assets by reportable segment:

	December 31,
(in millions)	2016	2015
PBM	$50,432.7	$52,174.9
Other Business Operations(1)	1,312.2	1,068.4
Total assets	$51,744.9	$53,243.3

(1)
If we had presented the correction of the out-of-period adjustment described above within prior periods, the correction would have decreased Other Business Operations assets as of December 31, 2015 by $70.5 million.

Following are the revenues from our clients representing 10% or greater of our consolidated revenues for each respective period:

	December 31,
	2016	2015	2014
Anthem	17%	16%	14%
Department of Defense	12%	13%	12%

Revenues earned by our international businesses totaled $98.3 million, $82.0 million and $87.3 million for the years ended December 31, 2016, 2015 and 2014, respectively. All other revenues were earned in the United States. Long-lived assets of our international businesses (consisting primarily of fixed assets) totaled $24.1 million and $21.8 million as of December 31, 2016 and 2015, respectively. All other long-lived assets are domiciled in the United States.

11. Quarterly financial data (unaudited)

Following is a presentation of our unaudited quarterly financial data:

	Quarters
(in millions, except per share data)	First	Second(1)	Third	Fourth
Fiscal 2016
Revenues(2)(3)	$24,791.8	$25,222.3	$25,410.1	$24,863.3
Cost of revenues(2)	22,944.8	23,061.1	23,136.0	22,525.1
Gross profit	1,847.0	2,161.2	2,274.1	2,338.2
Selling, general and administrative	906.2	904.9	858.1	863.5
Operating income(3)	940.8	1,256.3	1,416.0	1,474.7
Net income(4)	532.2	727.1	728.5	1,439.8
Less: Net income attributable to non-controlling interest	6.1	6.4	5.6	5.1
Net income attributable to Express Scripts(4)	$526.1	$720.7	$722.9	$1,434.7
Basic earnings per share attributable to Express Scripts(4)	$0.82	$1.14	$1.16	$2.36
Diluted earnings per share attributable to Express Scripts(4)	$0.81	$1.13	$1.15	$2.34
Fiscal 2015
Revenues(2)(3)	$24,899.6	$25,454.2	$25,222.6	$26,175.4
Cost of revenues(2)	23,065.6	23,323.0	23,049.1	23,912.2
Gross profit	1,834.0	2,131.2	2,173.5	2,263.2
Selling, general and administrative	1,007.4	998.5	1,007.3	1,049.4
Operating income(3)	826.6	1,132.7	1,166.2	1,213.8
Net income	447.1	606.1	667.4	778.9
Less: Net income attributable to non-controlling interest	6.0	6.0	5.7	5.4
Net income attributable to Express Scripts	$441.1	$600.1	$661.7	$773.5
Basic earnings per share attributable to Express Scripts	$0.61	$0.89	$0.98	$1.14
Diluted earnings per share attributable to Express Scripts	$0.60	$0.88	$0.97	$1.13

(1)
PBM total revenues and operating income for the three months ended June 30, 2016 and 2015 include $106.6 million and $141.7 million, respectively, related to a large client. These amounts were realized in the second quarters of each of 2016 and 2015 due to the structure of the contract.

(2)
Includes retail pharmacy co-payments of $2,541.0 million and $2,634.3 million for the three months ended March 31, 2016 and 2015, respectively, $2,136.4 million and $2,322.4 million for the three months ended June 30, 2016 and 2015, respectively, $2,008.5 million and $2,161.5 million for the three months ended September 30, 2016 and 2015, respectively, and $1,883.3 million and $2,051.8 million for the three months ended December 31, 2016 and 2015, respectively.

(3)
Other Business Operations for the three months ended December 31, 2016 includes an out-of-period adjustment due to an overstatement of prior period revenues which decreased revenues by $102.6 million, of which $86.1 million related to prior years’ revenues and $16.5 million related to interim 2016 period revenues. If we had presented this out-of-period adjustment within the respective prior years, the correction would have decreased both revenues and operating income by $70.5 million during 2015 and $19.7 million during 2014 and increased both revenues and operating income by $4.1 million during 2013 through 2012. If we had presented this out-of-period adjustment within the respective interim periods of 2016, the correction would have decreased revenues by $16.5 million and operating income by $6.8 million. We recognized the cumulative effect of these corrections within our consolidated statement of operations in the fourth quarter of 2016. We consider these adjustments to be immaterial to 2016 and prior periods, both individually and in the aggregate.

(4)
During the fourth quarter of 2016, we resolved the tax treatment of our 2012 disposition of PolyMedica Corporation (Liberty). Accordingly, we recognized a net tax benefit of approximately $511.0 million, which also impacted our effective tax rate.

12. Condensed consolidating financial information

The senior notes issued by ESI, Medco and us are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by ESI, Medco and us, as applicable. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the period for various reasons, including, but not limited to, intercompany transactions and integration of systems.

On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with ESI, Medco, the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan in an outstanding aggregate principal amount of $2.625 billion.

In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the historical subsidiary guarantors have been combined with the historical subsidiary non-guarantors, to reflect the new subsidiary non-guarantor presentation effective as of October 26, 2017 as shown below. The condensed consolidating financial information is presented separately for:

(i)	Express Scripts (the Parent Company), the issuer of certain guaranteed obligations;

(ii)	ESI, guarantor, the issuer of additional guaranteed obligations;

(iii)	Medco, guarantor, the issuer of additional guaranteed obligations;

(iv)	Non-guarantor subsidiaries, on a combined basis;

(v)
Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Express Scripts, ESI, Medco and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vi)	Express Scripts and subsidiaries on a consolidated basis.

In 2015 and 2016, as part of an ongoing reorganization, certain subsidiaries have been merged within the structure defined above through non-cash transfers. Reorganizations that qualify as a transfer of ongoing business operations are reflected retrospectively in the condensed consolidating balance sheet, statement of operations and statement of cash flows. Reorganizations that qualify as a transfer of assets are reflected prospectively in the condensed consolidating balance sheet, statement of operations and statement of cash flows. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.

Condensed Consolidating Balance Sheet

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non- Guarantors	Eliminations	Consolidated
As of December 31, 2016
Cash and cash equivalents	$583.5	$1,234.2	$4.4	$1,255.1	$—	$3,077.2
Receivables, net	—	3,595.8	878.7	2,587.6	—	7,062.1
Other current assets	—	194.3	—	2,029.8	—	2,224.1
Total current assets	583.5	5,024.3	883.1	5,872.5	—	12,363.4
Property and equipment, net	—	780.1	3.4	490.1	—	1,273.6
Investments in subsidiaries	44,372.3	11,248.2	9,068.3	—	(64,688.8)	—
Intercompany	—	—	1,606.5	14,663.7	(16,270.2)	—
Goodwill	—	3,122.4	22,609.9	3,545.5	—	29,277.8
Other intangible assets, net	—	682.2	6,924.5	1,030.2	—	8,636.9
Other assets	7.1	219.5	25.0	46.9	(105.3)	193.2
Total assets	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9
Claims and rebates payable	$—	$6,182.3	$2,654.6	$—	$—	$8,836.9
Accounts payable	—	1,118.2	42.5	2,715.0	—	3,875.7
Accrued expenses	125.0	1,147.2	368.4	1,352.6	—	2,993.2
Current maturities of long-term debt	722.3	—	—	—	—	722.3
Total current liabilities	847.3	8,447.7	3,065.5	4,067.6	—	16,428.1
Long-term debt	13,137.0	336.2	1,372.8	—	—	14,846.0
Intercompany	14,742.6	1,527.6	—	—	(16,270.2)	—
Deferred taxes	—	—	2,468.9	1,239.7	(105.3)	3,603.3
Other liabilities	—	378.4	228.0	17.3	—	623.7
Non-controlling interest	—	—	—	7.8	—	7.8
Express Scripts stockholders’ equity	16,236.0	10,386.8	33,985.5	20,316.5	(64,688.8)	16,236.0
Total liabilities and stockholders’ equity	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9

As of December 31, 2015
Cash and cash equivalents	$—	$1,957.3	$2.9	$1,226.1	$—	$3,186.3
Receivables, net	—	3,445.9	1,123.5	2,151.9	—	6,721.3
Other current assets	—	34.2	3.2	2,114.5	—	2,151.9
Total current assets	—	5,437.4	1,129.6	5,492.5	—	12,059.5
Property and equipment, net	—	768.1	3.7	519.5	—	1,291.3
Investments in subsidiaries	40,819.1	11,191.6	9,500.4	—	(61,511.1)	—
Intercompany	—	—	1,009.5	14,661.1	(15,670.6)	—
Goodwill	—	3,122.4	22,609.9	3,545.0	—	29,277.3
Other intangible assets, net	—	893.7	8,265.2	1,310.8	—	10,469.7
Other assets	6.6	314.5	22.2	9.2	(207.0)	145.5
Total assets	$40,825.7	$21,727.7	$42,540.5	$25,538.1	$(77,388.7)	$53,243.3
Claims and rebates payable	$—	$5,543.7	$3,854.0	$—	$—	$9,397.7
Accounts payable	—	970.0	94.8	2,387.0	—	3,451.8
Accrued expenses	9.6	1,126.2	543.9	979.7	—	2,659.4
Current maturities of long-term debt	147.7	1,498.7	—	—	—	1,646.4
Total current liabilities	157.3	9,138.6	4,492.7	3,366.7	—	17,155.3
Long-term debt	11,647.1	497.4	1,801.8	—	—	13,946.3
Intercompany	11,648.3	4,022.3	—	—	(15,670.6)	—
Deferred taxes	0.2	—	2,833.2	1,443.4	(207.0)	4,069.8
Other liabilities	—	374.7	288.4	28.3	—	691.4
Non-controlling interest	—	—	—	7.7	—	7.7
Express Scripts stockholders’ equity	17,372.8	7,694.7	33,124.4	20,692.0	(61,511.1)	17,372.8
Total liabilities and stockholders’ equity	$40,825.7	$21,727.7	$42,540.5	$25,538.1	$(77,388.7)	$53,243.3

Condensed Consolidating Statement of Operations

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2016
Revenues	$—	$39,265.7	$24,395.0	$41,666.1	$(5,039.3)	$100,287.5
Operating expenses	—	36,484.0	23,160.5	40,594.5	(5,039.3)	95,199.7
Operating income	—	2,781.7	1,234.5	1,071.6	—	5,087.8
Other (expense) income:
Interest expense and other, net	(546.7)	(61.9)	(51.2)	(0.9)	—	(660.7)
Intercompany interest income (expense)	312.2	(156.1)	—	(156.1)	—	—
Other expense, net	(234.5)	(218.0)	(51.2)	(157.0)	—	(660.7)
Income (loss) before income taxes	(234.5)	2,563.7	1,183.3	914.6	—	4,427.1
Provision (benefit) for income taxes	(85.6)	952.7	(81.3)	213.7	—	999.5
Income (loss) before equity in earnings of subsidiaries	(148.9)	1,611.0	1,264.6	700.9	—	3,427.6
Equity in earnings (loss) of subsidiaries	3,553.3	1,080.5	(402.8)	—	(4,231.0)	—
Net income	$3,404.4	$2,691.5	$861.8	$700.9	$(4,231.0)	$3,427.6
Less: Net income attributable to non-controlling interest	—	—	—	23.2	—	23.2
Net income attributable to Express Scripts	3,404.4	2,691.5	861.8	677.7	(4,231.0)	3,404.4
Other comprehensive income	1.7	1.7	—	1.7	(3.4)	1.7
Comprehensive income attributable to Express Scripts	$3,406.1	$2,693.2	$861.8	$679.4	$(4,234.4)	$3,406.1
For the year ended December 31, 2015
Revenues	$—	$39,582.1	$30,137.6	$36,215.6	$(4,183.5)	$101,751.8
Operating expenses	—	37,272.4	28,940.4	35,383.2	(4,183.5)	97,412.5
Operating income	—	2,309.7	1,197.2	832.4	—	4,339.3
Other (expense) income:
Interest expense and other, net	(341.7)	(75.7)	(53.5)	(4.6)	—	(475.5)
Intercompany interest income (expense)	281.2	(140.6)	—	(140.6)	—	—
Other expense, net	(60.5)	(216.3)	(53.5)	(145.2)	—	(475.5)
Income (loss) before income taxes	(60.5)	2,093.4	1,143.7	687.2	—	3,863.8
Provision (benefit) for income taxes	(22.0)	767.1	427.4	191.8	—	1,364.3
Income (loss) before equity in earnings of subsidiaries	(38.5)	1,326.3	716.3	495.4	—	2,499.5
Equity in earnings (loss) of subsidiaries	2,514.9	1,052.1	(579.8)	—	(2,987.2)	—
Net income	$2,476.4	$2,378.4	$136.5	$495.4	$(2,987.2)	$2,499.5
Less: Net income attributable to non-controlling interest	—	—	—	23.1	—	23.1
Net income attributable to Express Scripts	2,476.4	2,378.4	136.5	472.3	(2,987.2)	2,476.4
Other comprehensive loss	(16.1)	(16.1)	—	(16.1)	32.2	(16.1)
Comprehensive income attributable to Express Scripts	$2,460.3	$2,362.3	$136.5	$456.2	$(2,955.0)	$2,460.3

For the year ended December 31, 2014
Revenues	$—	$37,977.0	$36,342.6	$31,632.6	$(5,065.1)	$100,887.1
Operating expenses	—	36,171.9	36,051.3	30,126.6	(5,065.1)	97,284.7
Operating income	—	1,805.1	291.3	1,506.0	—	3,602.4
Other (expense) income:
Interest expense and other, net	(429.2)	(64.9)	(39.9)	(2.2)	—	(536.2)
Intercompany interest income (expense)	429.2	(214.6)	—	(214.6)	—	—
Other expense, net	—	(279.5)	(39.9)	(216.8)	—	(536.2)
Income before income taxes	—	1,525.6	251.4	1,289.2	—	3,066.2
Provision (benefit) for income taxes	122.9	524.9	(17.1)	400.5	—	1,031.2
Income (loss) before equity in earnings of subsidiaries	(122.9)	1,000.7	268.5	888.7	—	2,035.0
Equity in earnings (loss) of subsidiaries	2,130.5	1,758.4	(897.1)	—	(2,991.8)	—
Net income (loss)	$2,007.6	$2,759.1	$(628.6)	$888.7	$(2,991.8)	$2,035.0
Less: Net income attributable to non-controlling interest	—	—	—	27.4	—	27.4
Net income (loss) attributable to Express Scripts	2,007.6	2,759.1	(628.6)	861.3	(2,991.8)	2,007.6
Other comprehensive loss	(9.6)	(9.6)	—	(9.6)	19.2	(9.6)
Comprehensive income (loss) attributable to Express Scripts	$1,998.0	$2,749.5	$(628.6)	$851.7	$(2,972.6)	$1,998.0

Condensed Consolidating Statement of Cash Flows

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non- Guarantors	Eliminations	Consolidated
For the year ended December 31, 2016
Net cash flows provided by (used in) operating activities	$(14.7)	$2,946.7	$964.6	$1,259.8	$(237.0)	$4,919.4
Cash flows from investing activities:
Purchases of property and equipment	—	(232.1)	—	(98.3)	—	(330.4)
Other, net	—	(12.2)	2.1	(11.4)	—	(21.5)
Net cash (used in) provided by investing activities	—	(244.3)	2.1	(109.7)	—	(351.9)
Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	5,986.8	—	—	—	—	5,986.8
Repayment of long-term debt	(3,901.3)	(1,662.6)	(368.6)	—	—	(5,932.5)
Treasury stock acquired	(4,746.9)	—	—	—	—	(4,746.9)
Net proceeds from employee stock plans	87.2	—	—	—	—	87.2
Excess tax benefit relating to employee stock-based compensation	—	8.5	4.5	—	—	13.0
Other, net	(49.3)	801.6	—	(1,074.7)	237.0	(85.4)
Net intercompany transactions	3,221.7	(2,573.0)	(601.1)	(47.6)	—	—
Net cash (used in) provided by financing activities	598.2	(3,425.5)	(965.2)	(1,122.3)	237.0	(4,677.8)
Effect of foreign currency translation adjustment	—	—	—	1.2	—	1.2
Net (decrease) increase in cash and cash equivalents	583.5	(723.1)	1.5	29.0	—	(109.1)
Cash and cash equivalents at beginning of year	—	1,957.3	2.9	1,226.1	—	3,186.3
Cash and cash equivalents at end of year	$583.5	$1,234.2	$4.4	$1,255.1	$—	$3,077.2
For the year ended December 31, 2015
Net cash flows provided by (used in) operating activities	$(12.0)	$2,581.4	$1,146.0	$1,176.4	$(43.5)	$4,848.3
Cash flows from investing activities:
Purchases of property and equipment	—	(193.6)	—	(102.3)	—	(295.9)
Other, net	—	20.1	—	7.3	—	27.4
Net cash used in investing activities	—	(173.5)	—	(95.0)	—	(268.5)
Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	5,500.0	—	—	—	—	5,500.0
Repayment of long-term debt	(2,890.8)	—	(500.0)	—	—	(3,390.8)
Treasury stock acquired	(5,500.0)	—	—	—	—	(5,500.0)
Net proceeds from employee stock plans	183.1	—	—	—	—	183.1
Excess tax benefit relating to employee stock-based compensation	—	21.9	36.3	—	—	58.2
Other, net	(28.0)	—	—	(83.0)	43.5	(67.5)
Net intercompany transactions	2,747.7	(1,428.5)	(679.9)	(639.3)	—	—
Net cash (used in) provided by financing activities	12.0	(1,406.6)	(1,143.6)	(722.3)	43.5	(3,217.0)
Effect of foreign currency translation adjustment	—	—	—	(9.1)	—	(9.1)
Net increase in cash and cash equivalents	—	1,001.3	2.4	350.0	—	1,353.7
Cash and cash equivalents at beginning of year	—	956.0	0.5	876.1	—	1,832.6
Cash and cash equivalents at end of year	$—	$1,957.3	$2.9	$1,226.1	$—	$3,186.3
For the year ended December 31, 2014
Net cash flows provided by (used in) operating activities	$(123.2)	$734.0	$2,365.9	$1,572.3	$—	$4,549.0
Cash flows from investing activities:
Purchases of property and equipment	—	(325.1)	—	(111.5)	—	(436.6)
Other, net	—	9.0	—	15.7	—	24.7
Net cash used in investing activities	—	(316.1)	—	(95.8)	—	(411.9)
Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	2,490.1	—	—	—	—	2,490.1
Repayment of long-term debt	(2,834.2)	(0.1)	—	—	—	(2,834.3)
Treasury stock acquired	(4,493.0)	—	—	—	—	(4,493.0)
Net proceeds from employee stock plans	510.5	—	—	—	—	510.5
Excess tax benefit relating to employee stock-based compensation	—	44.5	49.5	—	—	94.0
Other, net	(18.6)	—	—	(38.4)	—	(57.0)
Net intercompany transactions	4,468.4	(652.2)	(2,418.5)	(1,397.7)	—	—
Net cash (used in) provided by financing activities	123.2	(607.8)	(2,369.0)	(1,436.1)	—	(4,289.7)
Effect of foreign currency translation adjustment	—	—	—	(6.2)	—	(6.2)
Net (decrease) increase in cash and cash equivalents	—	(189.9)	(3.1)	34.2	—	(158.8)
Cash and cash equivalents at beginning of year	—	1,145.9	3.6	841.9	—	1,991.4
Cash and cash equivalents at end of year	$—	$956.0	$0.5	$876.1	$—	$1,832.6